Exhibit 10.16

Subject to review by O2Diesel local counsel

SUPPLY AND DISTRIBUTION AGREEMENT

     This Supply and Distribution Agreement (the “Agreement”), effective as of April 20, 2004 (the “Effective Date”), is made between [an O2Diesel corporation (“O2Diesel”), with offices at 200 Executive Drive, Newark, DE and ALOBAYA Corporation (“Distributor”) with offices at P.O.Box 1648 Al-Khobar, Kingdom of Saudi Arabia (each a “Party,” and collectively the “Parties”).

     WHEREAS, O2Diesel has developed proprietary technology for oxygenating diesel fuel, including a proprietary fuel additive, and market development experience from its activities in the United States and Brazil;

     WHEREAS, Distributor desires to become a distributor of oxygenated diesel fuel and obtain a supply of O2Diesel’s proprietary fuel additive, as well as certain market development support, to develop a market for oxygenated diesel fuel in the Territory (as defined in Section 1.6 herein); and

     WHEREAS, subject to receiving certain payments from Distributor, O2Diesel desires to appoint Distributor as a distributor and provide such additive and support;

     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows.

1. Definitions.

     1.1. “Affiliate,” with respect to a Person, means any other Person controlling, controlled by or under common control with, such first Person.

     1.2. “O2Diesel Additive” means an O2Diesel proprietary compound that allows the mixing of diesel fuel and ethanol.

     1.3. “O2Diesel Product” means oxygenated diesel fuel comprising base diesel fuel, the O2Diesel Additive, ethanol and a cetane improver, conforming to the specifications for such product provided by O2Diesel.

     1.4. “Person” means a natural person, a corporation, a partnership, a trust, a joint venture, any governmental authority or any other entity or organization.

     1.5. “Term” shall have the meaning given in Section 13.1.

     1.6. “Territory” means Kingdom of Saudi Arabia, Egypt, and The United Arab Emirates.

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION. OMITTED TEXT IS INDICATED BY A "*".

2. Distributions and Market Development.

     2.1. Appointment of Distributor. O2Diesel hereby appoints Distributor as a distributor of O2Diesel Product in the Territory subject to the terms and conditions of this Agreement. For as long as Distributor has performed and continues to perform its obligations under this Agreement, O2Diesel shall not enter into any agreement authorizing a Third Party to distribute O2Diesel Product in the Territory, or sell to any Third Party O2Diesel Additive in the Territory, except as otherwise specifically provided in this Agreement.

     2.2. Efforts to Commercialize. Distributor shall be responsible for procuring, producing, marketing and selling O2Diesel Product in the Territory in its own name, at its expense and for its own account. Distributor shall use its best efforts to market and sell O2Diesel Product throughout the Territory, beginning with regions offering the greatest market potential. Without limiting the generality of the foregoing, Distributor shall use its best efforts to take the actions specified in Schedule A by the target dates set forth therein.

     2.3. Consequences of Failing to Meet Target Dates. Should Distributor fail to complete any of the actions identified in Schedule A by the specified target date for doing so, the Parties shall consult concerning the reasons therefore and future efforts toward prompt commercialization of O2Diesel Product in the Territory. As a result of such consultations, the Parties may agree in writing to different target dates and final dates than those specified in Schedule A. In the absence of such agreement, if Distributor fails to complete any of the actions set forth in Schedule A by the final date specified therein and O2Diesel so notifies Distributor, then, notwithstanding Section 2.1, O2Diesel shall have the right, at O2Diesel’s option, to (a) authorize Third Parties to distribute O2Diesel Product in the Territory and sell O2Diesel Additive to Third Parties in the Territory (“Permitted Third Party Distribution”), or (b) terminate this Agreement by written notice to Distributor.

     2.4. Exclusivity. Distributor and its Affiliates shall not distribute any oxygenated diesel fuel other than O2Diesel Product in the Territory during the Term.

     2.5. Government Approvals. Distributor represents and warrants that, prior to the Effective Date, it has investigated and determined whether any governmental approvals will be necessary for the distribution and use of O2Diesel Product in the Territory and, if Distributor has determined that approvals are necessary, which approvals. A report of this information has been delivered to O2Diesel. If Distributor has determined that governmental approvals are necessary for the distribution and use of O2Diesel Product in the Territory, Distributor shall, promptly after the Effective Date, apply for such approvals. If it is permitted under the laws of the Territory, O2Diesel may require that applications for governmental approvals be made jointly in the name of Distributor and O2Diesel, and if so, and to the extent that a governmental approval constitutes property under the laws of the Territory, governmental approvals shall be jointly owned by the Parties. In any event, Distributor shall consult with O2Diesel concerning all material issues in obtaining and maintaining governmental approvals and

Provide O2Diesel copies of all test results, applications, correspondence and other documents relating to government approvals. O2Diesel shall have the perpetual right to reproduce, use and disclose the foregoing and authorize the same for purposes of distributing oxygenated diesel fuel or other products (a) outside the Territory, (b) within the Territory after the Term or (c) in the case of a Permitted Third Party Distribution.

     2.6. Communication and Reporting. Distributor shall communicate regularly with O2Diesel, through use of agreed methods (for example, O2Diesel’s internet-based CPAMS system), concerning (a) Distributor’s activities to complete the actions set forth in Schedule A, (b) other material market conditions and developments in the Territory, and (c) legislation affecting the distribution of O2Diesel Product in the Territory. Senior management representatives of Distributor and O2Diesel shall meet, on approximately a monthly basis, at times and places mutually agreed, to discuss Distributor’s progress. The Parties also shall arrange for effective coordination of ongoing activities at the operational level. To the extent that O2Diesel obtains information from Distributor under this Article 2 or otherwise concerning the marketing of oxygenated diesel fuel, O2Diesel shall have the perpetual right to reproduce, use and disclose it and authorize the same for purposes of marketing oxygenated diesel fuel or other products (a) outside the Territory, (b) within the Territory after the Term or (c) in the case of a Permitted Third Party Distribution.

     2.7. Other Territories. Distributor and its Affiliates shall not (a) export any O2Dicsel Additive or O2Diesel Product from the Territory or (b) sell O2Diesel Additive or O2Diesel Product to any Third Party with the knowledge that such Third Party is likely to resell O2Diesel Additive unblended, resell O2Diesel Product, or export O2Diesel Additive or O2Diesel Product from the Territory. Distributor acknowledges that O2Diesel may distribute or authorize distribution of O2Diesel Additive or O2Diesel Product in places that are outside, but near the boundaries of, the Territory, and that it would he difficult or impossible to control use of such O2Diesel Product by truck fleets and other customers operating near the boundaries of the Territory. Importation and use of O2Diesel Product in the Territory by a Third Party who acquires it from O2Diesel or another authorized source outside the Territory shall not be deemed inconsistent with Section 2.1, and Distributor shall take no action to interfere with such activity. Notwithstanding the foregoing, each Party shall notify the other Party about any material such activity, the Parties shall consult in good faith concerning whether there is any practicable action that should be taken as a commercial matter to address the situation.

3. Supporting Information and Services

     3.1. Necessary Equipment. Promptly after the Effective Date, O2Diesel shall provide to Distributor the specifications of certain necessary equipment unique to the production; sale and use of O2Diesel Product, as well as available information O2Diesel may have concerning sources of such equipment.

     3.2. Safety Procedures. Promptly after the Effective Date, O2Diesel shall provide to Distributor a manual describing procedures for the use and handling of O2Diesel Additive and O2Diesel Product, including a material safety data sheet, procedures for blending O2Diesel Product, fuel tank preparation procedures for the storage of O2Diesel Product and sample warning decals (the “Manual”). O2Diesel shall have the right to add to, delete from and otherwise modify the Manual at any time. At times and dates agreed upon by the Parties, O2Diesel shall conduct training for employees of Distributor in the use and handling of O2Diesel Additive and O2Diesel Product.

     3.3. Technical Assistance. Promptly after the Effective Date, O2Diesel shall provide to Distributor O2Diesel’s technical database containing certain test reports and other available technical information concerning O2Diesel Additive and O2Diesel Product. Upon request, O2Diesel shall provide to Distributor reasonable available technical information and assistance necessary for Distributor to carry out its obligations under this Agreement.

     3.4. Governmental Approvals and Tax Rebate Assistance. Promptly after the Effective Date, O2Diesel shall provide to Distributor copies of available documentation of existing governmental approvals for O2Diesel Product. Distributor may reproduce, use and disclose the foregoing to the extent useful in seeking governmental approvals in the Territory, At Distributor’s request, O2Diesel shall provide available test results and other reasonable information and assistance to support efforts of Distributor to obtain governmental approvals, establish tax rebates and other incentives for the use of O2Diesel Product in the Territory, and establish a process for the regular submission of necessary documentation to governmental authorities.

     3.5. Marketing. Upon request, O2Diesel shall provide to Distributor the following information to support efforts of Distributor to develop markets for O2Diesel Product in the Territory, to the extent available to O2Diesel and relevant to the Territory: market research conducted by O2Diesel, lessons learned from distribution of O2Diesel Product by O2Diesel and other licensees and distributors, identification of high priority potential customer groups, economic modeling for distribution of O2Diesel Product, sample marketing materials, and the status of development of enhanced technologies subject to this Agreement; provided that O2Diesel shall not be required to disclose any information that O2Diesel is not permitted to disclose under its nondisclosure agreements with Third Parties. All of the foregoing information is provided on an “as is” basis in the hope it will be helpful to Distributor’s efforts to develop markets for O2Diesel Product in the Territory. Distributor acknowledges that there can be no assurance that O2Diesel’s marketing experience outside the Territory will be relevant to or lead to successful results in the Territory, and Distributor is responsible for determining how most effectively to market O2Diesel Product in the Territory.

4. Supply of O2Diesel Additive.

     4.1. Minimum Purchase. Distributor commits to order and take delivery from O2Diesel, during the first five (5) years of the Term, the quantities of O2Diesel Additive set forth in Schedule B (“Minimum Purchase Requirement”). In the event Distributor exceeds the Minimum Purchase Requirement for any given year, Distributor shall be entitled to accumulate such excess amounts and apply them toward the Minimum

Purchase Requirement for any following year. In the event Distributor fails to order and take delivery of the minimum required quantity of O2Diesel Additive during any year of the Term, O2Diesel may invoice Distributor for 75% of the then-applicable price of the quantity by which Distributor fell short of the required minimum. If this Agreement is renewed pursuant to Section 13.1, the Parties shall promptly agree to minimum purchase commitments for each year of the renewal period that are no less than the minimum purchase commitment for the year last preceding.

     4.2. Ordering, Delivery and Payment. Distributor shall purchase, and O2Diesel shall sell, O2Diesel Additive against Distributor purchase orders in accordance with the terms of this Section 4.3. Distributor shall submit a purchase order for a requested quantity of O2Diesel Additive at least twelve (12) weeks before the requested delivery date. All purchase orders placed by Distributor shall be subject to acceptance by O2Diesel, which shall not unreasonably withhold its acceptance of a purchase order conforming to the provisions of this Agreement. Any preprinted or standard terms included in any purchase order shall be of no effect. In the event that any order-specific term or instruction in a purchase order is inconsistent with the terms of this Agreement, the terms of this Agreement will be controlling. The price of O2Diesel Additive shall be determined on a per-volume basis as specified on Schedule C. Delivery of O2Diesel Additive shall be EXW (Incoterms 2000) the terminal of O2Diesel, or at O2Diesel’s option, the terminal of its supplier. Any receipt or other documentation signed by representatives of O2Diesel or its supplier and Distributor or its carrier, or in the absence thereof the meter at the relevant terminal, shall be determinative of the quantity of O2Diesel Additive delivered.

     4.3. Forecasting. After the first commercial sale of O2Diesel Product, on a quarterly basis within five (5) days of the beginning of each quarter, Distributor shall provide non-binding forecasts of its expected requirements of O2Diesel Additive for the following twelve (12) months.

     4.4. Improvements in Additives. The Parties contemplate that the O2Diesel Additive initially supplied hereunder will be the O2Diesel Additive known au “O2D05.” In the event O2Diesel develops and makes commercially available an enhanced O2Diesel Additive (a “New Additive”), O2Diesel shall promptly notify and consult with Distributor. If Distributor wishes to acquire a New Additive in lieu of O2D05 or such other O2Diesel Additive as Distributor then may be acquiring hereunder, the Parties promptly shall seek to agree concerning any necessary adjustment in the price or other terms and conditions for the provision of the New Additive, and if they do so, the New Additive shall be the O2Diesel Additive provided hereunder. Notwithstanding the foregoing, if at least one New Additive is available, O2Diesel may discontinue the manufacture of any O2Diesel Additive upon ninety (90) days’ notice to Distributor, and if it does so, Distributor shall then be required to purchase an available New Additive at a price to be mutually agreed.

     4.5. Use of O2Diesel Additive. Distributor shall: (a) use O2Diesel Additive only to make O2Diesel Product, in accordance with all specifications and guidance provided by O2Diesel for the manufacture, use, handling, storage, transportation and disposal of O2Diesel Additive and O2Diesel Product; (b) resell O2Diesel Additive only as blended into O2Diesel Product or to Third Parties who agree to blend the O2Diesel additive into O2Diesel Product, in accordance with al; specifications and guidance provided by O2Diesel for the manufacture, use, handling storage, transportation and disposal of O2Diesel Additive and O2Diesel Product; and (c) not analyze or reverse engineer the O2Diesel Additive to determine its composition or method of manufacture.

     4.6. Sourcing of Other Supplies. Distributor acknowledges that, apart from O2Diesel Additive, Distributor is solely responsible for procuring sufficient equipment and supplies for its performance under this Agreement, including supplies of base diesel fuel, ethanol and cetane improver for the production of O2Diesel Product.

5. Payments

     5.1. Initial Payment. On the Effective Date and as a condition precedent to the effectiveness of all the other provisions of this Agreement, Distributor shall pay to O2Diesel Corporation, $100,000 (One Hundred Thousand Dollars) within 14 days of signing this agreement.

     5.2. Invoices. When this Agreement provides for invoicing of certain payments, Distributor shall pay all properly invoiced amounts within thirty (30) days following the date of O2Diesel’s invoice. O2Diesel reserves the right to change credit terms by written notice at any time.

     5.3. Payments in General, All amounts payable by Distributor hereunder shall be paid in U.S Dollars to O2Diesel by wire transfer, or by such other method mutually agreed upon by the Parties, for value no later than the due date thereof (with twenty-four (24)) hours advance notice of each such wire transfer) to such bank account or accounts as O2Diesel shall designate in writing within a reasonable period of time prior to such due date.

     5.4. Late Payments. If Distributor fails to make any payment required under this Agreement when due, Distributor shall pay interest on such amount at the rate of 2% per month, or the highest rate allowed by law, whichever is less, from the date the payment was due until the date the payment is made in full.

     5.5. Taxes. Distributor shall pay all applicable taxes and all amounts due hereunder shall be without deduction for withholding for any taxes or similar governmental charges.

6. Use of Trademarks.

     6.1. License Grants. Distributor shall, and O2Diesel hereby grants to Distributor a nonexclusive, non-sub licensable license to, use the name “O2Diesel” and

“O2Diesel” logo or such different or additional trademarks as O2Diesel may specify (the “O2Diesel Trademarks”) in the Territory during the Term in connection with the marketing, sale and distribution of O2Diesel Product that conforms to O2Diesel’s applicable specifications therefore and is produced using O2Diesel Additive purchased from O2Diesel under Article 4. The Parties acknowledge that such license is nonexclusive because O2Diesel or its distributors in other territories may have occasion to advertise the O2Diesel Product in ways that may reach the Territory, but this Section 6.1 shall be without prejudice to the provisions of Sections 2.1 and 2.3. Distributor acknowledges the validity and O2Diesel’s ownership of the O2Diesel Trademarks and shall not do anything inconsistent with such validity and ownership. If O2Diesel notifies Distributor to discontinue use of an O2Diesel Trademark, Distributor shall do so. Distributor hereby grants to O2Diesel a nonexclusive, worldwide license to (a) use Distributor’s name and logo (the “Distributor Trademarks”) during the Term to identify Distributor as a distributor of O2Diesel Product in the Territory, and (b) authorize Third Parties to do the same.

     6.2. Limitations on Use of Marks. Distributor’s use of the O2Diesel Trademarks and O2Diesel’s use of the Distributor Trademarks shall (a) be consistent with the high quality image of the other Pasty so as to enhance the marks and the goodwill relating thereto, (b) conform to the style and usage guidelines prescribed by the other Party, (c) inure to the benefit of the other Party, and (d) be in a manner so as not to cause embarrassment to the other Party, tend to discredit the other Party’s image or reputation for quality, or suggest that any actions undertaken are actions of the other Party. On request, Distributor promptly shall provide to O2Diesel Sample of Distributor’s use of the O2Diesel Trademarks, and O2Diesel promptly shall provide to Disiributor samples of O2Diesel’s use of the Distributor Trademarks. Nothing in this Agreement shall interfere with a Party’s use of its marks anywhere in the world, except that during the Term, so long as the condition specified in Section 2.3 has not been met, O2Diesel shall not use or authorize the use of the O2Diesel Trademarks in the Territory to indicate a source of oxygenated diesel fuel in the Territory other than Distributor.

     6.3. Protection of Marks. All rights with respect to the O2Diesel Trademarks and Distributor Trademarks not expressly granted in this Agreement are reserved by O2Diesel or Distributor, as the case may be. Distributor acknowledges the validity and O2Dieseil’s ownership of the O2Diesel Trademarks, and O2Diesel acknowledges the validity and Distributor’s ownership of the Distributor Trademarks. Neither Party shall attack the validity or ownership of the other Party’s marks or do anything inconsistent with such validity and ownership. Neither Party shall use any unitary composite mark consisting of marks of both Parties. Neither Party shall apply for registration of any of the other Party’s marks as a trademark in any country or oppose registration of the other party’s marks by the other Party. The Parties may agree in writing that Distributor shall have the right to enforce the O2Diesel Trademarks against any particular infringement by a distributor of oxygenated diesel fuel in the Territory. In other respects, each Party shall have the sole right, but not the obligation, to register, protect and enforce its marks.

     6.4. Additional Trademarks. Absent the written consent of O2Diesel, Distributor shall not use any trademark other than the O2Diesel Trademarks to identify

O2Diesel Product. If Distributor believes that a trademark other than the O2Diesel Trademarks should be used to identify O2Diesel Product in the Territory, Distributor may propose alternatives, and the Parties may so agree in writing. Any such agreement may also address any questions concerning the Parties’ respective rights to use the mark, both during the Term and after expiration or termination of this Agreement, and which Party shall handle and pay for registration of the mark, but absent a written agreement to the contrary, any such other mark shall be owned by O2Diesel and treated as an O2Diesel Trademark for all purposes of this Agreement.

7. Confidentiality.

     7.1. Definitions. In connection with its activities under this Agreement, a Party (the “Receiving Party”) may receive or otherwise have access to “Confidential Information” of the other Party (the “Disclosing Party”). The term “Confidential Information” means any material or information relating to the Disclosing Party’s technology, research, development, product plans, trade secrets, finances or business operations that the Disclosing Party treats as confidential, but not any material or information that the Receiving Party can demonstrate (a) is or becomes publicly known though no fault of the Receiving Party; (b) is developed independently by the Receiving Party; (c) is known by the Receiving Party when disclosed by the Disclosing Party if the Receiving Party does not then have a duty to maintain its confidentiality; or (d) is rightfully obtained by the Receiving Party from a Third Party not obligated to preserve its confidentiality who did not receive the material or information directly or indirectly from the Disclosing Party.

     7.2. Limitations on Use and Disclosure. A Receiving Party shall not use the Disclosing Party’s Confidential Information for any purpose other than performance of this Agreement and shall not disclose- Confidential Information to any Person other than its employees and its independent contractors subject to a nondisclosure obligation comparable in scope to this Article, which employees and independent contractors have a need to how such Confidential Information for the of this Agreement. Upon the expiration or termination of this Agreement or such earlier time as particular Confidential Information may no longer be necessary for the performance of this Agreement, a Receiving Party shall, on request, return or destroy all embodiments of the Disclosing Party’s Confidential Information in its possession or control. The Parties shall notify their employees of the confidential nature of the Confidential Information, and the Receiving Party shall be liable to the Disclosing Party for any unauthorized use or disclosure made by any person receiving Confidential Information the Receiving Party.

     7.3. Exception. Notwithstanding Section 7.2, a Receiving Party may disclose Confidential Information to the extent required by a court or other governmental authority, provided that (a) the Receiving Party gives the Disclosing Party reasonable notice of the disclosure, (b) the Receiving Party uses reasonable efforts to resist disclosing the Confidential Information and minimize the amount of Confidential Information disclosed, and (c) the Receiving Party cooperates with the Disclosing Party on request to seek a protective order or otherwise limit the effects of the disclosure.

7.4. Acknowledgement. The Parties acknowledge that either Party’s breach of this Article 7 would cause the other Party irreparable injury for which it would not have an adequate remedy at law. In the event of a breach, the non-breaching Party shall be entitled to injunctive relief in addition to any other remedies it may have at law or in equity.

8. Other Intellectual Property Matters.

     8.1. In General. Subject to all of Distributor’s obligations under this Agreement, O2Diesel hereby acknowledges that Distributor may practice O2Diesel’s patents and trade secrets in the Territory during the Term to the extent necessary to blend O2Diesel Product using O2Diesel Additive purchased from O2Diesel under Article 4. As between the Parties, O2Diesel shall retain all right, title and interest in and to its patents, trade secrets and other intellectual property (“O2Diesel Intellectual Property”). All rights with respect to O2Diesel Intellectual Property not expressly granted to Distributor in this Agreement are reserved by O2Diesel, and O2Diesel grants no licenses by implication or estoppel. Distributor shall take no action inconsistent with such O2Diesel Intellectual Property rights. For the avoidance of doubt, and without limiting the generality of the foregoing, (a) Distributor is not authorized to manufacture, offer for sale or sell O2Diesel Additive as such; (b) Distributor shall not grant sublicenses under the O2Diesel Intellectual Property to any Third Party without the written consent of O2Diesel; and (c) Distributor shall not challenge the validity or enforceability of the O2Diesel Intellectual Property.

     8.2. Third Party Infringement. Distributor shall inform O2Diesel of any infringement by any Third Party of any of the O2Diesel Intellectual Property in the Territory of which it becomes aware. O2Diesel may, but shall not be required to, take legal action to enforce the O2Diesel Intellectual Property against infringement by Third Parties and defend the O2Diesel Intellectual Property against challenges by Third Parties. Distributor shall cooperate fully with O2Diesel in any such enforcement or defense and supply all assistance reasonably requested by O2Diesel in carrying on such action, at O2Diesel’s expense, including by using commercially reasonable efforts to have its employees testify when requested and to make available relevant records, information, specimens and the like.

     8.3. Joint Improvements. To the extent that employees of O2Diesel or its Affiliates together with employees of Distributor or its Affiliates jointly invent or discover any improvements to the O2Diesel Additive, O2Diesel Product or to any other invention, discovery, know-how or technology, the Parties shall jointly own the same, and each Party shall be free to exploit or authorize the exploitation of the same without the consent of or accounting to the other Party, subject to any other relevant intellectual property rights of the other Party. If a Party becomes aware of any such joint invention, discovery, know-how or technology, it shall verify that the other Party is aware of the same and the parties shall consult and cooperate with respect to the protection of the same.

     8.4. Distributor Improvements. Before commencing any research or testing efforts with respect to the oxygenation of diesel fuel, Distributor shall disclose the same to O2Diesel. Subject to Section 8.3, to the extent that Distributor or its Affiliates may during the Term invent or discover or otherwise acquire rights to any improvements to the O2Diesel Additive, O2Diesel Product or any related know-how or technology for the oxygenation of diesel fuel, Distributor promptly shall disclose the same to O2Diesel, and Distributor hereby grants to O2Diesel a perpetual, royalty-free, paid-up, nonexclusive license to practice and authorize the practice of such improvements and other know-how and technology (a) outside the Territory, (b) within the Territory after the Term or (c) upon authorization of Third Party distributors or termination of this Agreement as specified in Section 2.3. For the avoidance of doubt, Distributor’s right to practice such improvements or other know-how or technology is subject to any relevant O2Diesel Intellectual Property.

     8.5. Patent Marking. Distributor shall, if applicable, comply with any laws and regulations in the Territory concerning the marking or other identification of O2Diesel Product as being patented.

9. Representations and Warranties.

     9.1. Representations and Warranties of Both Parties. Each Party represents and warrants that:

          (a) it is a company duly organized, validly existing and in good standing under the laws of, in the case of O2Diesel, [Insert O2Diesel jurisdiction], and in the case of Distributor, [Insert Distributor Jurisdiction];

          (b) the execution of this Agreement on its behalf has been properly authorized by all necessary corporate action;

          (c) this Agreement is valid and binding on it and enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity;

          (d) neither the execution nor the performance of this Agreement will constitute a breach or violation of the terms of its charter or organizational documents or any contract, agreement or other commitment to which it is a party or by which it or any of its properties are bound;

          (e) there are no bankruptcy, insolvency, receivership or similar proceedings involving it or any of its Affiliates either pending or being contemplated, or any other pending or threatened actions, suits, arbitrations or other proceedings by or against it;

          (f) its business is being conducted in compliance in all material respects with all applicable laws and regulations; and

          (g) it is not in default with respect to any governmental or court order,

and there are no unsatisfied judgments against it.

     9.2. Representations and Warranties of Distributor. Distributor represents and warrants that: (a) Distributor is experienced in fuel distribution and has operations extending to the provision of diverse products and services other than O2Diesel Product; (b) Distributor bas had a reasonable opportunity to, and has in fact, investigated independently its business prospects under this Agreement before entering into this Agreement; (c) Distributor is not relying upon any information, representation or warranty provided by O2Diesel except as expressly set forth in this Agreement; (d) Distributor is not relying upon O2Diesel’s providing significant assistance with or control over Distributor’s method of operation under this Agreement; and (e) all information concerning the ownership, financial condition, governmental approvals, experience, personnel, supplier and customer relationships, facilities and distribution network and infrastructure of Distributor that Distributor has provided to O2Diesel in connection with the negotiation of this Agreement is accurate in all material respects and not materially misleading.

     9.3. Warranty for O2Diesel Additive. O2Diesel warrants that the O2Diesel Additive delivered to Distributor hereunder complies with O2Diesel’s specifications for such product, provided that Distributor notifies O2Diesel of any defects therein within thirty (30) days after taking delivery thereof. Distributor’s exclusive remedy for a breach of this Section 9.3 shall be, at O2Diesel’s option, a refund of any amounts already paid for the non conforming O2Diesel Additive or prompt redelivery of the same quantity of conforming O2Diesel Additive.

     9.4. EXCEPT AS PROVIDED EXPLICITLY HEREIN, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND AND SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. O2DIESEL. HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE VALIDITY OR ENFORCEABILITY OF THE O2DIESEL INTELLECTUAL PROPERTY AND AS TO WHETHER DISTRIBUTOR WILL BE FREE FROM ANY INFRINGEMENT OF THE PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

10. Indemnification.

     In General. Each Party (the “Indemnifying Party”) shall defend, indemnify and hold harmless the other Party (the “Indemnified Party”), its Affiliates, and its and their employees, officers, directors, agents, distributors and licensees against any loss, damage, expense, or cost, including reasonable attorneys fees, arising out of any claim, demand, action, suit, investigation, arbitration or other proceeding by a Third Party (an “Action”) based on (a) the Indemnifying Party’s breach of this Agreement; (b) negligence, willful misconduct or violation of any law or regulation by the Indemnifying Party, its Affiliates, or its or their employees, officers, directors, or agents; or (c) the Indemnifying Party’s manufacture, use, sale, handling, storage, transportation or disposal of O2Diesel

Additive, O2Diesel Product or other products.

     Procedure If an Indemnified Party becomes aware of any Action it believes is indemnifiable under Section 10.1, (a) the Indemnified Party shall give the Indemnifying Party prompt written notice of such Action; (b) the Indemnifying Party shall assume, at its expense, the sole defense of such claim or cause of action through counsel selected by it and reasonably acceptable to the Indentified Party, except that in the case of a conflict of interest between the Parties, the Indemnifying Party shall, at the Indemnifying Party’s expense, provide separate counsel for the Indemnified Party selected by the Indemnified Party; (c) the Indemnifying Party shall maintain control of such defense, including any decision as to settlement, except that any settlement of an Action shall require the written consent of both Parties, which consent shall not to be withheld or delayed unreasonably; (d) the Indemnified Party may, at its option and expense, participate in such defense, and in any event, the Parties shall cooperate with one another in such defense; and (e) the Indemnifying Party shall bear the total costs of any court award or settlement in such Action.

11. Insurance

     Distributor shall during the Term maintain comprehensive general liability insurance covering at least claims arising out of the manufacture, use, sale, handling, storage, transportation and disposal of O2Diesel Product by Distributor and liability assumed under Article 10 with a coverage limit of not less than $5M per occurrence. Such insurance must provide primary coverage without right of contribution from any O2Diesel insurance. O2Desel shall be named as an additional insured under such insurance. Such insurance shall not be terminated or cancelled unless O2Diesel is given thirty (30) days prior written notice. Upon the execution of this Agreement, and thereafter upon the reasonable request of O2Diesel, Distributor shall provide certificates evidencing such insurance issued by Distributor’s insurance carrier.

12. Limitation of Liability.

     NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF. O2DIESEL’S LIABILITY TO DISTRIBUTOR FOR OTHER DAMAGES, IF ANY, SHALL IN NO EVENT EXCEED THE TOTAL AMOUNT DISTRIBUTOR HAS PAID TO O2DIESEL FOR ANY PRODUCT OR SERVICE GIVING RISE TO A CLAIM OF LIABILITY.

13. Terms and Termination.

     Term. This Agreement shall commence as of the Effective Date and, unless terminated as provided in Section 13.2 or 13.3, continue in full force and effect for an initial term of five (5) years (the “Term”). Distributor may renew this Agreement for up to 2 (two) successive three (3) year renewal periods by providing written notice to

O2Diesel at least one hundred and eighty (180) days and no more than two hundred (200) days prior to the end of the then current Term, if the quantity of O2Diesel Additive ordered and delivered during the last two (2) years prior to such notice is at least 50m liters per year, and provided that Distributor has fully paid any amounts then due under this Agreement and is not otherwise in material breach of this Agreement. Upon renewal, each such renewal period shall become part of the Term.

     13.2. Termination for Default. If either Party materially breaches this Agreement and fails to cure the breach within thirty (30) days after receiving written notice thereof from the other Party, the other Party may terminate this Agreement upon further written notice to the breaching Party at any time that the breach remains uncured. Either Party may terminate this Agreement if it has reasonable grounds for insecurity concerning the other Party’s future performance and does not receive reasonably adequate assurance of performance within ten (10) days after giving written notice demanding the same.

     13.3. Termination for Convenience. This Agreement may be terminated by either Party upon six (6) months’ written notice to the other Party effective at any time more than three (3) years after the Effective Date.

     13.4. Rights and Obligations of Parties won Expiration and Termination.

          (a) Termination of this Agreement by either Party for any reason shall not affect and shall be without prejudice to the rights and obligations of the Parties accrued prior to the effective date of termination.

          (b) To the extent that Distributor has outstanding orders for O2Diesel Additive at the expiration or termination of this Agreement, such orders shall be deemed cancelled unless O2Diesel notifies Distributor within thirty (30) days after expiration or termination that it will deliver the ordered quantity of O2Diesel Additive. If O2Diesel so honors such orders, Distributor shall take and pay for the O2Diesel Additive in accordance with the provisions of this Agreement.

          (c) Within thirty (30) days after the expiration or termination of this Agreement, Distributor shall notify O2Diesel of the quantity of O2Diesel Additive that Distributor then has on hand. Distributor shall have the nonexclusive right to use such O2Diesel Additive and any further O2Diesel Additive provided pursuant to Section 13.4(b) to make and sell O2Diesel Product subject to the applicable terms of this Agreement, but in no event shall such right continue for longer than six (6) months after the date of expiration or termination. After the expiration or termination of the Agreement and any further period of distribution permitted under this Section 13.4(c), Distributor shall take no action that would infringe O2Diesel Intellectual Property or use O2Diesel Confidential Information.

           (d) After the expiration or termination of this Agreement and any further period of distribution permitted under Section 13.4(c), Distributor shall, within thirty (30) days after O2Diesel’s request, return to O2Diesel or destroy any materials provided by O2Diesel under Article 3 and any excess marketing materials for O2Diesel Product.

           (e) The provisions of Sections 2.5, 4.6, 6.3 and 13.4 and Articles 7 through 10, 12, and 14 through 16 of this Agreement shall survive the expiration or termination of this Agreement.

14. Dispute Resolution

     14.1. Discussions. The Parties shall use reasonable efforts to amicably resolve any disputes arising out of or relating to this Agreement by direct discussions between them.

     14.2. Arbitration of Disputes. Any dispute not resolved as set forth in Section 14.1 within fifteen (15) days after one Party notifies the other Party that it wishes to discuss the matter (“Dispute”), except matters relating to O2Diesel’s patents, trademarks or other intellectual property, shall be resolved by arbitration in Newark, Delaware under the Commercial Arbitration Rules (“Commercial Rules”) of the American Arbitration Association (“AAA”), including the AAA Supplementary Procedures for Large Complex Commercial Disputes (“Complex Procedures”), as such rules shall be in effect on the date of delivery of a demand for arbitration (“Demand”), except to the extent that such rules are inconsistent with the provisions set forth herein. Notwithstanding the foregoing, the Parties may agree that the Complex Procedures shall not apply in order to promote the efficient arbitration of Disputes where the nature of the Dispute, including the amount in controversy, does not justify the application of such procedures.

     14.3. Arbitration Procedures. The arbitration shall be conducted in the English language before one (1) impartial arbitrator selected by mutual agreement of the Parties. If the Parties are unable to mutually agree on an impartial arbitrator within ten (10) days, a neutral arbitrator shall be appointed by the AAA from the panel of commercial arbitrators of any of the AAA Large and Complex Resolution Programs. The arbitrator’s award shall be a final and binding determination of the dispute. If awarded by the arbitrator, the prevailing Party shall be entitled to recover its reasonably attorneys’ fees and expenses, including arbitration administration fees incurred in connection with such proceeding.

     14.4. Judicial Action. Notwithstanding the above, either Party may seek from any court having jurisdiction hereof any interim, provisional or injunctive relief or specific performance that may be necessary to protect the rights or property of any Party or to maintain the status quo before, during or after the pendency of the arbitration proceeding. The institution and maintenance of any judicial action or proceeding for any such interim, provisional or injunctive relief shall not constitute a waiver of the right or obligation of either Party to submit the dispute to arbitration, including any claim’s or disputes arising from the exercise of any such interim, provisional or injunctive relief.

15. Notices.

     15.1. Delivery of Notices. All notices sent under this Agreement shall be in writing and (a) hand delivered; (b) transmitted by legible facsimile with a copy sent concurrently by certified mail, return receipt requested; or (c) delivered by prepaid priority delivery service.

     15.2. Addresses for Notices. Notices shall be sent to the Parties at the following addresses or such other addresses as the parties subsequently may provide:

If to O2Diesel:	100 Commerce Drive Suite 301 Newark, Delaware 19713

Attention: Telephone: Fax:	Alan Rae (3O2) 266-6000 (3O2) 266-7076

If to Distributor:	ALOBAYYA Corporation
Attention:	H.R.H.Prince Turki Bin AbdullahBin Abdulaziz AL-SAUD
Telephone:	966-3-899 6666
Fax:	966-3-899 5270

16. Miscellaneous

     16.1. No Authority to Bind O2Diesel. Distributor shall have no authority, and shall not purport, to enter into any contracts or make any representations or warranties on behalf of O2Diesel or otherwise to bind or obligate O2Diesel in any manner whatsoever.

     16.2. Relationship Between Parties. O2Diesel and Distributor are separate business entities, and shall not be considered as joint ventures, partners, agents, servants, employee, or fiduciaries of each other. Neither this Agreement nor the relationship between the Parties shall be considered in any way to deem Distributor a franchisee of O2Diesel for any purpose whatsoever. The Parties specifically agree that any obligation to act in good faith and to deal fairly with each other which may be implied in law shall be deemed satisfied by the Parties’ compliance with the express terms of this Agreement.

     16.3. Compliance with Laws. In obtaining necessary government approvals and in other aspects of Distributor’s business relating to O2Diesel Product, Distributor shall: (a) in compliance with the US. Foreign Corrupt Practices Act, Title 15 United States Code § 78dd, not directly or indirectly pay, give, offer or promise any money, gift or anything else of value to (i) any officer or employee of any government or any department, agency, or instrumentality thereof, (ii) any person acting in an official capacity for or on behalf of any foreign government or any department, agency, or instrumentality thereof, (iii) any political party, or (iv) any candidate for political office (collectively “Governmental Official”), or to any family member of any Governmental Official, to influence any act or decision of such Governmental Official, induce such

Governmental Official to do or omit to do any act in violation of the lawful duty of such Governmental Official, or secure any advantage in obtaining, retaining or directing business for or with any Person; (b) not export or reexport any information, products or other items in violation of U.S. export control laws and regulations; and (c) comply with the conditions of any applicable governmental approvals and all other applicable laws and regulations.

     16.4. Governing Law: Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to its conflict of laws principles.

     16.5. Recordkeeping and Inspection. During the Term and for three (3) years thereafter, or such longer period as may be required by law, Distributor shall keep and maintain reasonable records of all agreements, approvals and other activities relating to this Agreement. O2Diesel may, at its expense, during regular business hours and with reasonable prior notice, examine, review, and inspect all facilities in which O2Diesel Additive or O2Diesel Product is stored, blended or distributed by or on behalf of Distributor, and review, audit and analyze Distributor’s records relating to this Agreement and representative samples of O2Diesel Additive and O2Diesel Product in Distributor’s custody or control.

     16.6. Force Majeure. O2Diesel shall not be liable to Distributor for the consequences of any failure to perform, or default in performing, any of its obligations under this Agreement, if that failure or default is caused without the fault or negligence of O2Diesel by any act of “Force Majeure.” For the purposes of this Agreement, “Force Majored” shall mean war (whether declared or not); act of God; revolution; acts or omissions of Distributor or third parties beyond the control of O2Diesel; faulty or impassable roads; invasion; insurrection; riot; civil commotion; sabotage; military or usurped power; lightning; explosion; fire; storm; drought; flood; earthquake; epidemic; quarantine; strikes; acts or restraints of governmental authorities; inability to secure materials, machinery, equipment or labor; and laws and regulations of any governmental authority.

     16.7. Severability. The provisions of this Agreement are severable, and the unenforceability of any provision of this Agreement shall not affect the enforceability of the remainder of this Agreement. The Parties acknowledge that it is their intention that if any provision of this Agreement is determined by a court to be unenforceable as drafted, that provision should be construed in a manner designed to effectuate the purpose of that provision to the greatest extent possible under applicable law.

     16.8. Construction of Agreement. The Parties acknowledge that they thoroughly have reviewed this Agreement and bargained over its terms. Accordingly, this Agreement shall be construed without regard to the Party or Parties responsible for its preparation and shall be deemed to have been prepared jointly by the Parties.

     16.9. Cumulative Rights and Remedies. The rights and remedies provided in this Agreement and all other rights and remedies available to either Party at law or in equity are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity. Neither asserting a right nor employing a remedy shall preclude the concurrent assertion of any other right or employment of any other remedy, nor shall the failure to assert any right or remedy constitute a waiver of that right or remedy.

     16.10. Assignment. Distributor shall not transfer or assign any of its rights under this Agreement to any Third Party without the prior written consent of O2Diesel. O2Diesel may transfer or assign this Agreement for financing purposes or to any Affiliate or successor entity. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns and legal representatives.

     16.11. Headings. All headings in this Agreement are included solely for convenient reference, are not intended to be full and accurate descriptions of the contents of this Agreement, shall not be deemed a part of this Agreement, and shall not affect the meaning or interpretation of this Agreement.

     16.12. Relationship of the Parties. The Parties are independent contractors, and nothing in this Agreement shall be construed as creating a partnership, joint venture, employment, franchise or agency relationship among the Parties, or between a Party and any employee of another Party.

     16.13. Amendments. This Agreement may be modified or amended only by written agreement of the Parties.

     16.14. English Language. The Parties shall use the English language in all communications relating to this Agreement, and the English language version of this Agreement signed by the Parties shall control over any and all translations.

     16.15. Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement and supersedes all prior agreements between the Parties concerning the subject matter hereof.

     16.16. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

O2DIESEL CORPORATION
By:	/s/ Karim Jobanputra
Name: Karim Jobanputra
Title: Director

[DISTRIBUTOR]

By:	/s/ Turki Bin Abdullah Bin Abdulaziz AL-SAUD
Name: H.R.H.Prince Turki Bin Abdullah Bin Abdulaziz AL-SAUD
Title: Director/Owner

Schedule A
Milestones
[TO BE DISCUSSED AND ADAPTED TO LOCAL CONDITIONS]

Task	Target Date	Final Date
Distributor assigns at least one full time business development staff person to development of markets for O2Diesel Product

Distributor completes and provides O2Diesel with the results of a detailed study of the market for O2Diesel Product in the Territory

Distributor provides O2Diesel with report regarding the necessity of governmental approvals before Distributor can begin sales of the O2Diesel Product

Distributor commences any confirmatory field trials or other activities necessary to obtain any necessary governmental approvals

Distributor enters into agreements to secure logistics and necessary blenders/distributors/jobbers to ensure distribution of O2Diesel Product in first priority regions of the Territory

Distributer enters into agreements to secure supplies of base diesel fuel, ethanol and cetane improver for the production of O2Diesel Product

Marketing to first priority customers begins

Distributor signs an agreement for provision of O2Diesel Product to its first large customer fleet

Distributor has storage, handling and distribution facilities ready for the production and distribution of O2Diesel Product

Distributor’s first commercial sale of O2Diesel Product

Distributor has all assigned trucks in its first large customer

Task	Target Date	Final Date
fleet running on O2Diesel Product

Distributor has signed agreements for provision of O2Diesel Product to a total of at least large customer fleets

Distributor has all assigned trucks in its least large customer fleets running on O2Diesel Product

Schedule B

Minimum Purchase Quantities of O2Diesel Additive

1st YEAR	20,000 M/T excluding Egypt or ROI Market.

2nd Year	20,000 M/T

3rd Year	To be Discussed and evaluated.

Schedule C
Pricing of O2Diesel Additive

(*)